Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

MICROS SYSTEMS, INC.

at

$68.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated July 3, 2014

by

ROCKET ACQUISITION CORPORATION

a subsidiary

of

OC ACQUISITION LLC

a subsidiary

of

ORACLE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 31, 2014, UNLESS THE OFFER IS EXTENDED.

July 3, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 3, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Rocket Acquisition Corporation, a Maryland corporation (“Purchaser”), a subsidiary of OC Acquisition LLC, a Delaware limited liability company (“Parent”), which is a subsidiary of Oracle Corporation, a Delaware corporation (“Oracle”) to purchase all of the issued and outstanding shares of common stock, par value $0.025 per Share (the “Shares”) of MICROS Systems, Inc., a Maryland corporation (the “Company”), at a purchase price of $68.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $68.00 per Share, net to you in cash, without interest thereon and subject to any required tax withholding.

2.	The Offer is being made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 22, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser, and (solely with respect to performance of its obligations set forth in certain specified sections thereof) Oracle. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a subsidiary of Oracle.

4.	The board of directors of the Company has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Maryland General Corporation Law (“Maryland Law”); (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) to the extent required by Maryland Law, approved and directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders.

5.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of July 31, 2014, unless the Offer is extended by Purchaser.

6.	The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Condition (as defined in the Offer to Purchase), and (ii) the expiration or termination of the waiting period applicable to Purchaser’s purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission under applicable European Union antitrust laws and regulations, including Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

MICROS SYSTEMS, INC.

at

$68.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated July 3, 2014

by

ROCKET ACQUISITION CORPORATION

a subsidiary

of

OC ACQUISITION LLC

a subsidiary

of

ORACLE CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 3, 2014, and the related Letter of Transmittal, in connection with the offer by Rocket Acquisition Corporation, a Maryland corporation (“Purchaser”), a subsidiary OC Acquisition LLC, a Delaware limited liability company, which is a subsidiary of Oracle Corporation, a Delaware corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.025 per share (the “Shares”) of MICROS Systems, Inc., a Maryland corporation, at a purchase price of $68.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated July 3, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

_____________________________________ Shares*

Signature(s)

Account No. __________________________

Dated ______________, 2014

_________________________________
Area Code and Phone Number

_______________________________________	_______________________________________
Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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